EXHIBIT 10.1

BERGIO INTERNATIONAL, INC.

12 Daniel Road East Fairfield, NJ 07004

May 6, 2021

Mr.  Don Wilson

Chief Executive Officer

Gear Bubble, Inc.

7000 Smoke Ranch Rd

Suite 175

Las Vegas, NV 89128

Re:  Letter of Intent for the Acquisition of the Assets of Gear Bubble, Inc.

Dear Mr. Wilson:

We are writing to set forth certain of the principal terms and conditions on and subject to which Bergio International, Inc., or its affiliate (the “Company”) proposes to enter into an Acquisition with Gear Bubble (“Gear Bubble”) and its Shareholders of record as of the date of Closing, for the purchase of all of the assets used in the operation of Gear Bubble as set forth herein.

The basic terms and conditions proposed by the Company and to be incorporated into definitive agreements will include, but are not limited to, the following:

1.Description of the Acquisition. The Company will form a wholly-owned subsidiary in Wyoming (the “Acquisition Sub”), and the Acquisition Sub will acquire all of the assets used in the operation of the business of Gear Bubble, set forth in Schedule “A” herein, (the “Acquired Assets”), subject to Gear Bubble paying off, prior to the Closing of the Acquisition, all of the liabilities related to the operation of the business of Gear Bubble (the “Liabilities”), as listed on Schedule “B” attached hereto and made a part hereof. (the “Acquisition”).

2.Consideration. Upon the Closing Date, in consideration for the Acquisition, Don Wilson, majority shareholder of Gear Bubble (the “Majority Shareholder”), (and any other Shareholders of record of Gear Bubble upon the Closing Date) (the “Shareholders”) shall receive, in total,  a) the Cash Purchase Price as set forth in Section 2.1 below; b) 49% ownership of Acquisition Sub, equal to 49,000 shares of Acquisition Sub common stock (with the Company owning the remaining 51%, or 51,000 shares of Acquisition Sub common stock) and common stock of the Company (“BRGO Incentive Common Shares”) if the performance benchmarks for Acquisition Sub as set forth on Schedule “D” herein are met.

2.1Purchase Price. The total cash portion of the purchase price will be $3,162,000.00 (the “Cash Purchase Price”), shall be paid as follows:  a) $2,000,000.00 at Closing, b) $1,162,000.00 to be paid in 15 equal installments of $77,466.67, beginning 30 days following the Closing and continuing each month for the remaining 14 months. The Company’s anticipated source of such Cash Purchase Price is primarily the sale of registered S-1 shares of its common stock to institutional investors.

3.Free Cash Flow Projections, Net Income and Revenue Benchmarks.  The Acquisition Sub is expected to meet the projections of free cash flow as set forth on Schedule “C” herein (“Cash Flow Projections”) and the additional revenue and net income benchmarks, as set forth on Schedule “D” herein (“Revenue and Net Income Benchmarks”), in order for the Shareholders to earn the BRGO Incentive Common Shares.  The Company will agree in the Acquisition Agreement not to take any actions that would prevent the achievement by Acquisition Sub of the Cash Flow Projections and Revenue and Net Income Benchmarks.  For avoidance of doubt, the Cash Purchase Price is not subject to reduction, set off, refund or clawback, even if the Acquisition Sub does not meet the Cash Flow Projections or the Revenue and Net Income Benchmarks set forth in Section 2.1 herein.

4.Employment Agreements.  Key employees of Gear Bubble are listed on Schedule “E” herein, some of whom shall receive employment agreements from the Company with respect to their continued employment (the “Employment Agreements”). The Employment Agreements shall be consistent with such compensation and benefits as currently awarded by the Company to similarly situated personnel. Current management of Gear Bubble shall remain in place to oversee the technology department of the business of Gear Bubble following the Closing of the Acquisition, which shall include the current CTO of Gear Bubble and his direct staff; provided that no key employee of Gear Bubble will become an executive officer or director of the Company by entering into such Employment Agreements. The terms of such anticipated Employment Agreements will be circulated and agreed upon prior to the Closing, and shall specify that the foregoing key employees shall be eligible to participate in the Company’s Stock Ownership Plan (“SOP”) to provide such key employees with the opportunity to earn additional Common Stock in the Company, and the criteria of such awards shall be determined by the Company prior to the Closing.

5.First Refusal Right; Put Right. At the Closing, the Shareholders will grant the Company the right of first refusal (the “First Refusal Right”) to purchase the Shareholders’ 49% ownership of the Acquisition Sub for cash. The aggregate cash price for the Shareholders’ 49% ownership of the Acquisition Sub shall equal the average of three (3) independent valuations of the Acquisition Sub as of the date when the Company notifies the Shareholder of its intent to exercise the First Refusal Right, each of which shall be undertaken by an independent valuation (to be identified by the Company and mutually acceptable to the Shareholders) firm multiplied by 49%. If the Shareholders of the Acquisition Sub have not otherwise had a liquidity event prior to such date, the Shareholders will have a one-time put right (the “Put Right”) that, if elected by the Shareholders, would obligate the Company to buy the 49% ownership of the Acquisition Sub for 49% of the independent fair market valuation as determined by an independent valuation firm (chosen in the same manner as set forth in the prior sentence).

6.First Refusal Right Period; Put Right Period.  The First Refusal Right may be exercised by the Company at any time during the period beginning on the date of the Closing and ending on the date which is eighteen (18) months following such date (“First Refusal Right Period”). The Put Right may be exercised by the Shareholders one time, no later than the three (3) year anniversary of the Closing.

7.Accuracy of Financial Statements. The terms set forth in this Binding Letter of Intent are based on the parties' assumption that Gear Bubble’s balance sheets, income statements, of cash flows, and notes (the “Financial Statements”) for the fiscal years ending December 31, 2018, December 31, 2019 and December 31, 2020, will be prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied, and that such Financial Statements shall fairly represent Gear Bubble’s financial condition and the results of its operations for those periods; and prior to the Closing of the Acquisition, and within 71 days of the execution of the Acquisition Agreement, any  necessary audits for the foregoing periods of Gear Bubble (the “Gear Bubble Audits”) shall be performed and completed by a PCAOB registered auditing firm as selected by the Company, currently intended to be BF Borgers.

8.Customary Terms and Conditions. All terms and conditions concerning the Acquisition will be stated in one or more definitive agreements, including but not limited to the Acquisition Agreement (and Schedules thereto), and the Employment Agreements (the “Acquisition Documents”) subject to the approval of the parties, acting on advice of counsel. The terms and conditions contained within the Acquisition Documents will be usual and customary in an Acquisition of this nature and mutually acceptable to the parties. The Acquisition Agreement will contain customary representations and warranties about the Gear Bubble assets, with such representations and warranties surviving the Closing for twelve (12) months, and the only post-Closing remedy for any breach thereof to be limited to an offset against the BRGO Incentive Common Shares equal to the amount of damages resulting from such breach.  Other than as described in the prior sentence, there will be no post-Closing remedies, indemnification, or other liability on the part of Gear Bubble or its Shareholders pursuant to such Acquisition Agreement, except in the event of fraud.

9.Closing Conditions.

a)Gear Bubble and the Shareholders’ Closing of the Acquisition are contingent upon the following conditions precedent, or their waiver thereof:

i)Gear Bubble and the Shareholders’ satisfaction with the results of the legal, accounting and business due diligence investigation of the Company to be performed by Gear Bubble’s attorneys, accountants and representatives;

ii)Gear Bubble and the Shareholders’ satisfaction with the terms and conditions in the Acquisition Documents, and any ancillary documents carrying out the terms of the Acquisition as set forth therein, respectively;

iii)the Company obtaining of all necessary and material governmental and third-party consents and approvals; and

iv)the absence of any material adverse change in the Company’s or any of its subsidiaries’ or affiliates’ condition, assets, operations or business prospects.

b)the Company’s Closing of the Acquisition is contingent upon the following conditions precedent, or its waiver thereof:

i)the Company’s satisfaction with the results of the legal, accounting and business due diligence investigation of Gear Bubble and the Shareholders, to be performed by the Company’s attorneys, accountants and representatives;

ii)the Company’s satisfaction with the terms and conditions in the Acquisition Documents, and any ancillary documents carrying out the terms of the Acquisition as set forth therein, respectively;

iii)Gear Bubble and the Shareholders’ obtaining of all necessary and material governmental and third-party consents and approvals;

iv)delivery of the Gear Bubble Audits;

v)the absence of any material adverse change in Gear Bubble’s condition, assets, operations or business prospects; and

vi)confirmation that Gear Bubble or the Majority Shareholder has paid off all of the Liabilities set forth on Schedule B.

10.Confidentiality. Each party hereto will permit each other party and  their respective attorneys, accountants and representatives to conduct an investigation and evaluation of such other party, will provide such assistance as is reasonably requested and will give access at reasonable times to all documents or records related to the condition, assets, operations and business prospects of such other party. If the contemplated Acquisition is not consummated, each party hereto will not, nor will it permit any of its employees, agents or representatives to, use or disclose to any third party (except to the extent required by law or judicial process or publicly available or obtainable, from independent sources not subject to a confidentiality or non-disclosure agreement) any information obtained in their investigation of the other party.  As the Company is an SEC filer, this Section 10 shall not prohibit the Company from the filing of a Current Report on Form 8-K within 4 business days of the execution by all parties hereto, which discloses the terms and conditions herein, and which attaches this Letter of Intent as an exhibit thereto.

11.Conduct of Business. During the period from the date hereof to the Closing of the Acquisition contemplated herein: (a) Gear Bubble’s business and the Company’s business will be carried on in accordance with all applicable laws, rules and regulations (the violation of which would have a material adverse effect on the other parties) and in a manner consistent with past customs and practices; and (b) Gear Bubble and the Company agree to conduct their respective businesses in the ordinary course thereof.

12.Exclusivity. The Company, the Shareholders, and Gear Bubble agree that, in recognition of the binding nature of this Letter of Intent, until the earlier of the execution of the Acquisition Agreement or sixty (60) days from the date hereof, the Shareholders, Gear Bubble (and its affiliates, directors, representatives, employees or agents) will not directly or indirectly: (i) solicit, encourage or discuss a sale of all or any substantial part of Gear Bubble or the Acquired Assets, or a sale of any equity or debt securities of Gear Bubble, or any subsidiary, or any acquisition, merger, consolidation, liquidation, dissolution, recapitalization, reorganization, or similar transaction involving Gear Bubble, or any subsidiary, with any other party (all of the foregoing are collectively referred to as “Acquisition Proposals”), or (ii) provide any information regarding Gear Bubble to any third party (other than information which is traditionally provided in the ordinary course of its business to third parties  where the respective parties have no reason  to believe that such  information may be used to evaluate an Acquisition Proposal and information required to be delivered by legal process). The Shareholders and Gear Bubble (and its affiliates, directors, representatives, employees and agents) will immediately cease and cause to be terminated any and all contacts, discussions and negotiations with third parties regarding any Acquisition Proposal and will promptly notify the Company if any Acquisition Proposal, or any inquiry or contact with any person or any entity with respect thereto, is made.

13.Acquisition Expenses. The Shareholders, the Company and Gear Bubble will each pay their own respective expenses in connection with the Acquisition contemplated hereby, including, but not limited to, fees and expenses of legal counsel or other representatives and consultants, or necessary to obtain any material documents or records requested by the other parties in the course of their respective due diligence. For avoidance of doubt, the Company shall pay all expenses relating to the Gear Bubble Audits.

14.Binding Nature.  It is understood that this Letter of Intent, (including the Schedules attached hereto and incorporated herein), constitutes a binding statement of our mutual intentions, but may not contain all matters upon which agreement must be reached for the Acquisition to be consummated, and therefore, the Closing of the proposed Acquisition will occur only after the execution of the definitive Acquisition Documents, subject to the conditions expressed therein.

[SIGNATURE PAGE FOLLOWS]

If the foregoing accurately sets forth our mutual intentions with respect to the principal terms of the proposed Acquisition, please sign below and return a copy of this Binding Letter of Intent dated May 6, 2021, to the undersigned.

Very truly yours,

BERGIO INTERNATIONAL, INC.

By: /s/ Berge Abajian

Berge Abajian

Chief Executive Officer

Agreed and Accepted

as of May 6, 2021:

GEAR BUBBLE, INC.

By: /s/ Don Wilson

Don Wilson

Chief Executive Officer

THE SHAREHOLDERS OF GEAR BUBBLE, INC.:

By: /s/ Don Wilson

Don Wilson, as Majority Shareholder, on

behalf of all current Shareholders of Gear Bubble, Inc.

Schedule A

ACQUIRED ASSETS

Websites

GearBubble.com

Bubblecampus.com

Digital Education Content

Our Teachable Account with All Of Our Digital Education Content, including:

Trends On Demand

Done For You eCom Store Training

30 Day eCom Challenge

All Other Training Content From Youtube Channel For GearBubble Platform

All Educational seminar courses, lists and supporting data.

Social Media Assets

GearBubble Facebook Fan Page

GearBubble Seller Group

Technology

Our Entire Proprietary Code Base

Which Includes The Following...

Broad level:

-- GB classic

-- GB store

-- GB Pro (stripped down version of Shopify to enable quick checkout).

-- GB Whitelabel domain

-- All funnels to include education, sales, promotions, traffic and any and all education connected to Gear Bubble

Integrations:

Marketplace integration

-- Shopify integration

-- eBay integration

-- Amazon integration

-- Etsy integration

Payment integrations:

-- Stripe integration

-- PayPal integration

-- Braintree integration

Providers integration:

-- Scalablepress integration

-- Printful integration

-- Customcat integration

-- Districtphoto integration

-- Imagineyourphoto integration

Leads:

-- aweber integration

-- getresponse integration

-- constantcontact integration

-- mailchimp integration

Shipping Services:

-- stamps integration

-- easypost integration

-- shipstation integration

-- dhl integration

-- printex integration

Other Integrations:

-- Klaviyo integration

-- Namecheap integration

-- FB pixel integration

-- Google analytics pixel integration

-- Currency converter integration

-- Thrivecart Plans Purchase integration

-- SendGrid integration

-- Profitwell integration

Other core features for sellers in GB:

Campaigns:

-- Launch traditional campaigns

-- Launch personalized campaigns

-- Launch club campaigns

-- Launch combined campaigns

-- Related campaigns

-- Affiliate campaigns functionality

-- Launch campaigns specific to the growth of Bergio International & Aphrodites to grow total      brands

Personalisation:

-- Personalization Engine - Text

-- Personalization Engine - Photo

Upsell:

-- Jewelry Box Upsell

-- Coffee club Upsell

-- Normal Upsell

-- Smart Upsell

Other Convenience Features:

-- Discount functionality

-- Pro spin exit pop‑ups

-- Short URLs

Data:

-- 220755 seller details

-- 3312994 buyer details

-- 1599669 orders details from marketplace integration

-- 541968 order details from GB pro

Physical Items

6 Macbook Air laptop computers

Miscellaneous

Security Deposits

All  Inventory currently on hand and/or in process of shipping

All Bank Accounts, including cash on hand

Digital copy of Email Lists (including current and future additions)

All technology and back-end framework to include servers

Gear Bubble’s Tradename or Trade Mark Approval App. No.

Office Space Leases

Schedule B

LIABILITIES

The following currently existing liabilities shall be paid off by Gear Bubble or the Majority Shareholder prior to the Closing of the Acquisition.

Any tax liability owed by Gear Bubble through the date of the Closing;

Any monies owed to Shareholders whose shares of Gear Bubble are being purchased by the Majority Shareholder;

B-1

Schedule C

FREE CASH FLOW PROJECTIONS TO BE MET BY ACQUISITION SUB IN FISCAL YEARS 2021 AND 2022 IN ORDER FOR THE SHAREHOLDERS TO EARN BRGO INCENTIVE COMMON SHARES

2021 & 2022 Free Cash Flow Projections

The 2021 free cash flow was based on the assumption that there will be a twenty percent year over year increase in free cash flow beginning with the Fiscal Year 2020’s numbers of $596,701.12.

This created a projected free cash flow of $716,041.34 for Fiscal Year 2021.

Then for Fiscal Year2022, the projected free cash flow is $859,249.61.

Using the foregoing figures, the parties have agreed on a valuation for Gear Bubble of $6,200,000.00.

C-1

Schedule D

REVENUE AND NET INCOME BENCHMARKS TO BE MET BY ACQUISITION SUB IN ORDER FOR THE SHAREHOLDERS TO EARN BRGO INCENTIVE COMMON SHARES

For 12 Months Following Closing (“Year One”):

$40 million Topline Revenue, $2 Million Net Income = 5 Million Shares of Common Stock

$50 Million Topline Revenue, $2.5 Million Net Income = 10 Million Shares of Common Stock

$60 Million Topline Revenue, $3 Million Net Income = 17.5 Million Shares of Common Stock

$70 Million Topline Revenue $3.5 Million Net Income = 27.5 Million Shares of Common Stock

$80 Million Topline Revenue $4 Million Net Income = 35 Million Shares of Common Stock

$90 Million Topline Revenue $4.5 Million Net Income = 42.5 Million Shares of Common Stock

$100 Million Topline Revenue $5 Million Net Income = 50 Million Shares of Common Stock

For 12 Months After Year One (“Year Two”):

$50 Million Topline Revenue, $2.5 Million Net Income = 5 Million Shares of Common Stock

$60 Million Topline Revenue, $3 Million Net Income = 10 Million Shares of Common Stock

$70 Million Topline Revenue $3.5 Million Net Income = 15 Million Shares of Common Stock

$80 Million Topline Revenue $4 Million Net Income = 20 Million Shares of Common Stock

$90 Million Topline Revenue $4.5 Million Net Income = 25 Million Shares of Common Stock

$100 Million Topline Revenue $5 Million Net Income =  35 Million Shares of Common Stock

For 12 Months After Year Two (“Year Three”):

$60 Million Topline Revenue, $3 Million Net Income =  5 Million Shares of Common Stock

$65 Million Topline Revenue, $3.25 Million Net Income =  7.5 Million Shares of Common Stock

$70 Million Topline Revenue $3.5 Million Net Income =  10 Million Shares of Common Stock

$75 Million Topline Revenue $3.75 Million Net Income =  12.5 Million Shares of Common Stock

$80 Million Topline Revenue $4 Million Net Income =  15 Million Shares of Common Stock

$90 Million Topline Revenue $4.5 Million Net Income =  20 Million Shares of Common Stock

$100 Million Topline Revenue $5 Million Net Income =  25 Million Shares of Common Stock

D-1

Schedule E

KEY EMPLOYEES

First Name	Last Name	Title
Christopher	Cedro	Customer Support Rep
Nikhil	Dashore	Lead Development Engineer
Jane	Echano	Customer Support Rep
JJ	Guinto	Customer Support Rep
KimCuc	Nguyen	Head Of Seller Support
Beena	Kumawat	QA Tester - Development
Kayla	McDonald	Copywriter / Email Marketing
Neil	Mondejar	Fulfillment Rep
Brandon	Shelton	CMO
Saurabh	Shinde	Developer
Madala	Surya	Head Designer
Nicole	Watson	Head Of Fulfillment
Don	Wilson	CEO
Anthony	Yalong	Customer Support Rep
Crisdyl	Yalong	Support Director
Ankur	Maheshwari	CTO
Cristel	Blay	Customer Support Rep
Brandon	Russell	Seller Support
Vikas	D	Developer
Ajay	GB	Developer
Ken	Keating	Head Of Accounting
Josh	Keating	Bookkeeper
Kate	Dao	Director Of International Business
Tina	Tien	Business Development Vietnam
Tomas	Kybartas	Head Of Fraud

E-1